Exhibit 99.1

Press Release June 8, 2009	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804-7932 260.459.3553 Phone 260.969.3590 Fax www.steeldynamics.com

Steel Dynamics Announces Pricing of Common Stock and Convertible Notes

FORT WAYNE, INDIANA, June 8, 2009 — Steel Dynamics, Inc. — (Nasdaq: STLD) announced that it has priced its public offerings of common stock and 5.125% convertible senior notes due 2014.  The offerings were made pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission.

The Company announced that it has agreed to sell 27,000,000 shares of its common stock at a public offering price of $13.50.  The Company has granted the underwriters a 30-day option to purchase up to an additional 4,050,000 shares of common stock from the Company on the same terms and conditions to cover over-allotments, if any.

The Company also announced the pricing of its public offering of $250,000,000 aggregate principal amount of 5.125% convertible senior notes due 2014.  The Company has granted the underwriters a 30-day option to purchase up to an additional $37,500,000 principal amount of convertible senior notes on the same terms and conditions to cover over-allotments, if any.   The convertible senior notes will pay interest semi-annually at a rate of 5.125% and will mature on June 15, 2014, unless earlier repurchased or converted.  The convertible senior notes will be convertible at the holder’s option into shares of the Company at an initial conversion rate of 56.9801 shares of common stock per $1,000 principal amount of convertible senior notes, equivalent to a conversion price of approximately $17.55 per share of common stock, subject to adjustment in certain circumstances. The convertible senior notes are guaranteed by certain subsidiaries of the Company.

The Company intends to use the net proceeds from the offerings to repay the term loan portion of its existing senior secured credit facility in full.  The remaining proceeds from the offerings will be used for general corporate purposes.

Merrill Lynch & Co., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and J.P.Morgan Securities Inc. are serving as joint book-running managers for both the common stock and the convertible senior notes offerings.  BMO Capital Markets, PNC Capital Markets LLC and Wachovia Securities are serving as co-managers for the common stock offering.  ABN AMRO Incorporated and PNC Capital Markets LLC are serving as co-managers for the convertible senior notes offering.

Copies of the prospectuses relating to offerings meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080, Attention: Prospectus Department; Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, Attention: Prospectus Department or by calling 212-902-1171; Morgan Stanley & Co. Incorporated, 180 Varick Street, Second Floor, New York, New York 10014, Attention: Prospectus Department (email: prospectus@morganstanley.com); or J.P.Morgan Securities Inc., National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245 or by telephone at (718) 242-8002.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the convertible senior notes or the common stock, nor shall there be any sale of any of the convertible senior notes or the common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective.

Cautionary Statement

This release contains forward-looking statements with respect to market conditions and proposed offerings.  In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Report on Form 10-Q.  Any forward-looking information in this press release is qualified in its entirety by the factors described in such Securities and Exchange Commission filings.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or f.warner@steeldynamics.com